UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2008

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13582	51-0363307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, North Carolina	28027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 455-3239

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2008, the Compensation Committee of the Board of Directors of Speedway Motorsports, Inc. (the “Company”) revised Mr. Marcus G. Smith’s compensation arrangement with the Company. Consistent with Company policy, Mr. Smith does not have an employment contract. Mr. Smith’s compensation for 2008 will include a base salary of $225,000 and sales commissions based on certain national sponsorship, marketing and advertising sales by Mr. Smith, at the following rates:

Performance Racing Network Advertising Sales	7.5%
Other Gross Marketing Sales of:
$0 to $10 million	1.0%
$10 million to $15 million	1.5%
$15 million to $20 million	2.0%
$20 million to $30 million	2.5%
Above 30 million	3.0%

The commissions outlined above are consistent with Mr. Smith’s position and the sales commission program of the Company. The percentages set forth above are retroactive to $0 if specified sales targets are met.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 13, 2008, the Board of Directors of the Company amended Section 5.01 of the Company’s Bylaws (the “Bylaws”) to allow for the transfer of uncertificated shares. The purpose of the Amendment was to clarify the Company’s eligibility to participate in the Direct Registration System currently administered by the Depository Trust Company. The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers to effect transactions without the risks and delays associated with transferring physical certificates. The Bylaws provide that each registered stockholder shall be entitled to a physical stock certificate upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: February 19, 2008	By:	/s/ J. Cary Tharrington IV
Vice President and General Counsel